Exhibit 10.2

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is entered into as of the 6th day of September, 2015 by and among Ability Security Systems Ltd., Company Registration Number 514020205of 14 Zalman Shneor St. Ramat Hasharon , Israel (“ASM or the “Company”) Eyal Tzur, Israeli ID Number 022467419, the sole shareholder and owner of ASM (“ASM SH” or the “Seller”), Ability Computer and Software Industries Ltd., a company incorporated under the laws of the State of Israel (“Ability”), Anatoly Hurgin, an individual and one of two shareholders of Ability, Alexander Aurovsky, an individual and the other shareholder of Ability (jointly the “Ability Shareholders”) and Cambridge Capital Acquisition Corporation (“Cambridge”) and Cambridge Holdco Corp (“Buyer” or “Surviving Pubco”)). Each may be referred to as a "Party" and collectively referred to as “Parties”.

Whereas	ASM and Ability have entered into a Joint Venture Agreement dated as of October 10, 2013 (the "JV Agreement");

Whereas	Ability, Cambridge, Buyer and the Ability Shareholders are entering into an agreement (“Reorganization Agreement”) with respect to a merger or similar business combination of Ability, Buyer and Cambridge (the “Merger”);

Whereas	any capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement;

Whereas	the consummation of the Merger (the “Closing”) is expected to be concluded on or before December 23, 2015 (the “Closing Date”);

Whereas	At the Closing, the Buyer will purchase sixteen (16) shares, or 16% of the outstanding shares, of the Company (the “Initial Shares”) from the Seller for a purchase price of $900,000 cash paid at the Closing (the "Cash Consideration").

Whereas	The Seller and the Buyer have agreed that the Seller will receive a put option (the “Put Option”) to sell all, but not less than all, of the remaining outstanding shares and any other equity of the Company to the Surviving Pubco or any subsidiary or affiliated company of Surviving Pubco as Surviving Pubco shall elect (the "Option Shares"), in a single transaction at any time during the 14 months immediately following the Closing Date (the “Option Period”), with the consideration for such Option Shares being (i) 480,000 “freely tradable” ordinary shares of the Surviving Pubco (“Base Option Payment Shares”), meaning shares that shall not be subject to any lock-up or other restrictions except as prescribed by Applicable Law, plus (ii) three percent (3%) of any earn-out consideration (i.e., the Net Income Shares) that may otherwise become payable to the Ability Shareholders under the terms of the Reorganization Agreement following the Closing Date (the “Contingent Option Payment Shares” and, collectively with the Base Option Payment Shares, the “Put Option Consideration”); and

Whereas	The Seller and Buyer have agreed that if the Seller does not exercise the Put Option to sell the Option Shares during the Option Period, the Surviving Pubco shall have a call option (the “Call Option”) exercisable at any time during the 90 days immediately following the Option Period (such 90 day period, the “Call Period”) to buy all, but not less than all of the Option Shares in a single transaction for the same Put Option Consideration less a discount of ten (10%) percent (“Call Option Consideration”) and on the terms set forth herein.

Now, Therefore, the Parties hereby agree as follows:

1.	Initial Share Purchase. On the Closing Date, the Seller agrees to sell and transfer the Initial Shares to the Buyer and the Buyer agrees to purchase the Initial Shares, free and clear of any all liens, mortgages and encumbrances whatsoever, in exchange for the Cash Consideration.

2.	Option Grants. The Put Option and Call Option are hereby deemed granted as contemplated above. Subject to the terms hereof, upon valid and timely exercise of the Put Option or the Call Option as provided below, the Seller hereby agrees to sell and transfer the Option Shares in the Company to the Buyer and the Buyer agrees to purchase the Option Shares for the Put Option Consideration or Call Option Consideration, as applicable (the applicable consideration being referred to herein as the “Option Consideration”). All of the Option Consideration shall be allocated and deducted from the Surviving Pubco shares otherwise issuable to the Ability Shareholders in accordance with the Reorganization Agreement. At the Closing of the Merger, 480,000 shares otherwise issuable to the Ability Shareholders at Closing shall be placed in an escrow and distributed therefrom pursuant to the terms of the escrow agreement prescribed by Schedule 5.31 of the Reorganization Agreement. Any Contingent Option Payment Shares shall be paid to the Seller from the Net Income Shares otherwise payable to the Ability Shareholders and shall be paid to Seller as and when otherwise payable to the Ability Shareholders under the terms of the Reorganization Agreement (and without giving effect to any lockup restrictions to which the Ability Shareholders may then be subject). Nothing contained in this Agreement shall entitle the Seller to any other rights or consideration under the terms of the Reorganization Agreement.

3.	Condition to Reorganization Agreement. The Seller’s execution and delivery of this Agreement and compliance with the representations and covenants contained herein are conditions to Cambridge’s obligation to consummate the transactions contemplated by the Reorganization Agreement.

4.	Notice and Procedures.

4.1.	For the purposes of this section 4.1, the date of exercise of the Put Option (the “Put Option Exercise Date”) shall be the date on which the Seller serves an exercise notice (the "Put Exercise Notice") to the Buyer. The Put Exercise Notice shall set forth a date for the closing of the Put Option, which shall be the date that is ten business days following the Put Option Exercise Date or such later date that is mutually agreeable to the Seller and Buyer.

4.2.	For the purposes of this section 4.2, the date of exercise of the Call Option (the “Call Option Exercise Date”) shall be the date on which the Buyer serves an exercise notice (the "Call Exercise Notice") to the Seller. The Call Exercise Notice shall set forth a date for the closing of the Call Option, which shall be the date that is ten business days following the Call Option Exercise Date or such later date as mutually agreeable to the Seller and Buyer. Any exercise of the Call Option shall promptly and timely be made by the Surviving Pubco upon the direction of any of (a) the Representative, (b) the majority of the then independent board of directors of Surviving Pubco or (c) the majority of the entirety of such board of directors.

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4.3.	The number of shares constituting the Option Consideration shall be automatically adjusted with respect to any stock splits, dividends, rights offering, stock dividends, mergers, or other similar corporate events occurring with respect to Surviving Pubco ordinary stock from the date of the Closing and until the end of the Option Period, or if not exercised by Seller during such Option Period, then the Call Period.

4.4.	The obligation of the Surviving Pubco to consummate the purchase of the Option Shares upon exercise of the Put Option shall be conditioned upon (i) the material accuracy of the representations and warranties of the Seller set forth herein and (ii) material compliance by the Seller with the covenants set forth herein. The foregoing conditions may be waived by the Buyer only upon written consent of the Representative or the majority of the then independent directors of Surviving Pubco.

4.5.	The obligation of the Seller to consummate the purchase of the Option Shares upon exercise of the Call Option shall be conditioned upon (i) the material accuracy of the representations and warranties of the Buyer set forth herein and (ii) material compliance by the Buyer with the covenants set forth herein. The foregoing conditions may be waived by the in his discretion.

5.	Tax Consequences. The Seller shall bear all tax consequences related to the transactions contemplated hereby and Surviving Pubco shall have no obligation to pay any taxes, including, but not limited to, any value added taxes. It is hereby agreed and accepted that the Cash Consideration, and in the event that the Put Option or Call Option is exercised, the payment and receipt of the Option Consideration, shall be deemed full consideration for the shares transferred by Seller to Buyer under the terms of this Agreement, and Seller will not be entitled to any other consideration.

6.	JV Agreement: Upon Closing, the JV Agreement shall automatically terminate. The provisions of the JV Agreement that by nature survive, shall continue to remain in effect as applicable. In the event Seller has materially breached this Agreement and such breach is not remedied within 30 days, or consummation of same would have a Material Adverse Effect on the Surviving Pubco, the Surviving Pubco (subject to the provisions of Section 9 below and Applicable Law) shall be entitled to elect, in lieu of the consummation of either the Put Option or Call Option, to terminate the JV Agreement and to have assigned to it any assets or contracts material to the operation of Ability in consideration of the Put Option Consideration.

7.	Representations and Warranties of the Parties:

7.1.	Company Representations and Warranties. The Company and Seller represent and warrant the following to the Buyer, to be true and correct as of the date hereof (and as of the date of Closing of the Put Option or Call Option or alternative transaction prescribed by Section 6 above), unless otherwise stated hereinafter:

7.1.1.    The Company is a corporation duly formed and validly existing and in good standing under the laws of Israel. The Company and Seller each has full power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

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7.1.2.  The execution and delivery by each of the Company and Seller of this Agreement, the performance by Seller and Company of its obligations hereunder and the consummation by Seller and Company of the transactions contemplated hereby have been duly authorized by all requisite action (corporate or otherwise) on the part of Seller and Company, respectively.

7.1.3.  This Agreement has been duly executed and delivered by each of Seller and the Company, and constitutes a legal, valid and binding obligation of Seller and the Company enforceable against Seller and the Company, respectively, in accordance with its terms.

7.1.4.  The authorized capital shares of the Company consist of [NUMBER] outstanding shares ("Shares"), all of which are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all liens, mortgages and encumbrances.

7.1.5.  Subject to Applicable Law, consummation of the exercise of the Put Option or Call Option contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of any charge, claim, community property interest, pledge, condition, encumbrance, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and no other person or entity shall own or have the right to acquire any equity of the Company. All of the Shares were issued in compliance with applicable laws.

7.1.6.  Other than as created by this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

7.1.7.  The Company has no liabilities, obligations or commitments of any nature whatsoever, except those shown on the Financial Statements of Ability as audited by BDO and referenced in the Reorganization Agreement (the “Ability Financial Statements”) and those which have been incurred in the ordinary course of business consistent with past practice since the date of the Ability Financial Statements and which are not, individually or in the aggregate, material in amount.

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7.1.8.  Since its establishment, the Company has materially complied, with all laws applicable to it or its business, properties or assets. All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any governmental authorities (“Permits”) required for the Company to conduct its business have been obtained by it and are valid and in full force and effect as required. All fees and charges with respect to such Permits as of the date hereof have been paid in full if applicable. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by the Company.

7.1.9.  To the Seller’s knowledge, the Company has not been has been subject to any proceeding or investigation by any governmental entity and there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

7.1.10.  The Seller provides services to the Company as a subcontractor against a tax invoice issued by a company owned by the seller.

7.1.11.	(a) All tax returns required to be filed as of the date of this Agreement by the Company have been, or will be, timely filed. Such tax returns are, or will be, true, complete and correct in all material respects. All taxes due and owing by the Company (whether or not shown on any tax return) have been, or will be, timely paid.

(b) The Company has withheld and paid each tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file tax returns that it is, or may be, subject to tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of the Company.

(e) The amount of the Company's liability for unpaid taxes for all periods ending on or before the date of the Ability Financial Statements does not, in the aggregate, exceed the amount of accruals for taxes (excluding reserves for deferred taxes) reflected on the Ability Financial Statements.

7.1.12.	The Company has no claims of ownership with respect to any assets of Ability or any of Ability’s products or intellectual property (regardless of the stage of development of such intellectual property or products), except as may be applicable in carrying out the JV Agreement. The Seller has no right or claim to any of the assets used or required by the business and operations of Ability as described in the Ability Financial Statements audited by BDO and provided to Cambridge prior to the date hereof.

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7.1.13.	No person other than the Seller has any right or claim to any of the Initial Shares or Option Shares and Seller is not a party to any contract, claim, settlement, proceeding or understanding that would reasonably deemed to give either as of the date hereof or upon the occurrence of circumstances in the future any claim in any respect to the Initial Shares or Option Shares.

7.1.14.	The Seller understands that the shares comprising the Option Consideration represent a speculative investment and can afford the loss of his entire investment therein. In his position with the Company he has a full understanding the operations, strategies, finances and risks associated with Ability and ASM and has had read all of Cambridge’s SEC Reports and has had opportunity to discuss the business of Cambridge with officers of Cambridge and has received such information as he deems necessary to understand and evaluation the investment represented by the Option Consideration.

7.1.15.	Seller will be able to deliver the Initial Shares and Options Shares to the Buyer pursuant to the terms of this Agreement.

7.2.  Buyer Representations and Warranties.

The Buyer hereby represents and warrants to the Company and Seller as follows:

7.2.1.  Buyer acknowledges that the Shares have not been registered for public trade under any law. Acquisition for Own Account. The Buyer is acquiring the Shares for its account for investment only, and not for the purpose of any subsequent distribution or resale or in contravention of applicable law.

7.2.2.  The Buyer Can Protect its Interest. The Buyer represents that by reason of its knowledge, or management, business or financial experience, each has the capacity to protect its own interests in connection with the transaction contemplated in this Agreement.

7.2.3.  Buyer confirms that this Agreement has been duly and validly authorized by the Buyer and constitutes a valid and binding obligation of the Buyer.

7.2.4.  Buyer represents and confirms that it will be able to issue the Consideration Shares to the Seller pursuant to the terms of this Agreement.

8.	Covenants of Seller.

8.1.	From the date hereof until the earlier of (a) the exercise of the Put Option or Call Option and (b) the end of the Call Period, neither the Company or the ASM Shareholder shall cause or allow (i) any lien, mortgage or encumbrance to be placed on any capital stock of the Company, (ii) the Company to incur any indebtedness for borrowed monies, (iii) issue any capital stock or any option or right to acquire same, (iv) enter into any agreement outside of the ordinary course of business; or (v) otherwise conduct the business of ASM in any manner other than the ordinary course consistent with past practice.

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8.2.	From the date hereof until the earlier of (a) the exercise of the Put Option or Call Option and (b) the end of the Call Period earlier of the Put Option Exercise Date or the Call Option Exercise Date, the Company shall, and the ASM Shareholder shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable efforts to maintain and preserve intact the current business and assets of the Company.

8.3.	From the date hereof until the earlier of (a) the exercise of the Put Option or Call Option and (b) the end of the Call Period, the Company shall not, and the ASM Shareholder shall not permit the Company, to take or permit any action that would cause any material adverse effect on the business or operations of the Company.

8.4.	The Seller shall cooperate in connection with the drafting of the Proxy Statement/Prospectus with respect to any information required with respect to ASM, the ASM Shareholder or the JV.

8.5.	ASM and the Seller hereby agree, jointly and severally, to hold Cambridge and the Buyer (and their respective shareholders, officers and directors) harmless from any and all losses, claims and actions arising from (a) the breach of any representation of Seller or ASM contained herein and (b) the breach of any covenant of Seller or ASM contained herein. This indemnification shall be in addition to any other remedies or rights the Buyer may have at law or equity.

9.	IMOD Approval. As required under applicable Israeli law, the consummation of this Agreement is subject to the approval of the Israeli Ministry of Defence (the “IMOD”) to be timely obtained by Seller. Seller shall provide Buyer with reasonable evidence of such approval, which may consist of Seller’s certification to the Buyer (and Buyer shall provide all reasonable cooperation in connection therewith) in a timely manner, although failure to obtain same will not be deemed a breach hereof by Seller, provided that Seller has used reasonable efforts to obtain same. Moreover, in the event that it is not possible to obtain these approvals or such approval is formally denied by the IMOD, this Agreement shall be automatically cancelled with no liability to any Party. The closing of this Agreement shall occur upon the latter of the two following events: (a) the Closing of the Merger or (b) receipt of approvals from the IMOD. Notwithstanding anything to the contrary contained herein, if the IMOD rejects approval of this Agreement, or it is not otherwise legally permissible to consummate the transactions as contemplated by this Agreement, the parties hereto shall endeavor and use their good faith reasonable efforts to accomplish the objectives of this Agreement by other means for the same Put Option Consideration.

10.	Compliance with Laws. Each Party undertakes obtain and any all permits, licenses, approvals and complete any other processes required in order to carry out its obligations pursuant to this Agreement. Moreover, in the event that a Party is unable to complete its obligations pursuant hereto, due to its inability to obtain consent, then the Parties shall negotiate in good faith equitable alternative to the terms of this Agreement.

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11.	Confidentiality. The Parties hereby undertake to keep in strict confidentiality the Confidential Information (as defined below, including but not limited to the content of this Agreement as well as any and all information received pursuant to it, disclosed in whatever form, including any information disclosed prior to execution of this Agreement, in relation thereto), provided that such information was not publicly available at the time of disclosure.

"Confidential Information" means any and all information and know-how of a private, secret or confidential nature, in whatever form, at any time, that relates to the business, financial condition, technology and/or products of the Company, customers, potential customers, vendors or potential vendors, provided or disclosed to me whether or not marked or otherwise designated as “confidential”, “proprietary” or with any other legend indicating its proprietary nature. By way of illustration and not limitation, Confidential Information includes all forms and types of financial, business, technical, or engineering information and know-how, including but not limited to specifications, designs, techniques, methods, compilations, inventions and developments, products, equipment, algorithms, computer programs (whether as source code or object code), marketing and customer, vendor and personal information, projections, plans and reports, and any other data, documentation, or information related thereto, as well as improvements thereof, whether in tangible or intangible form, and whether or not stored, compiled or memorialized in any media or in writing. "Confidential Information" shall not include information or matter that the receiving party can demonstrate by reasonable and tangible evidence that: (a) was already known to the receiving party prior to its disclosure by the Company; (b) became a part of public knowledge, without a breaching this obligation; (c) has been received by the receiving party from another person or entity having no confidentiality obligation to Company. These exceptions shall not permit the receiving party to disregard the obligations of confidentiality stated herein merely because individual portion(s) of the Confidential Information may be found within such exceptions, or because the Confidential Information is implicitly but not explicitly disclosed in information falling within such exceptions. The receiving party shall continue to treat all Confidential Information disclosed to the receiving party as strictly confidential and not to exploit or make use, directly or indirectly, of such Confidential Information without the express written consent of the Company, and shall continue to maintain these measures for as long as the Confidential Information remains as such. Furthermore, the receiving party undertakes that it shall not copy or reproduce in any way (including without limitation, store in any computer or electronic system) any Confidential Information, shall refrain from analyzing, reverse-engineering, decompiling, or disassembly or attempting to analyze Confidential Information in order to determine the construction, code, algorithm or topology (composition, formula or specifications) thereof, either by itself or through any third party. The receiving party understands and agrees that it has not been granted any express, implied or other license or rights to patents or trade secrets of the Company or its vendors/ customers.

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Governing Law; Jurisdiction. This Agreement shall be exclusively governed by and construed according to the laws of Israel without regard to the provisions regarding conflicts of law. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred exclusively to and finally resolved by arbitration under the Israeli Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The arbitration shall be held in Tel Aviv, Israel. The language to be used in the arbitral proceedings shall be English. Notwithstanding anything to the contrary contained herein, the parties shall be entitled to seek equitable relief in the enforcement of the provisions of this Agreement.

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13.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party to this Agreement, with the exception that the Company may assign such rights, privileges, or obligations from or to any entity which controls, is controlled by or is under common control with the Company.

14.	Entire Agreement; Amendment and Waiver; Assignment. This Agreement and the Reorganization Agreement and the other agreements and documents contemplated hereby and thereby constitute the full and entire understanding and agreement among the Parties with regard to the subject matters hereof. Any term of this Agreement may be amended only with the written consent of the Parties to this Agreement or the Party affected thereby, as the case may be. This Agreement may not be assigned by any Party; provided, however, that Buyer (as the Surviving Pubco) may assign this Agreement to any subsidiary or affiliated company of the Surviving Pubco.

15.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed to such party's address as the party shall have furnished to the other Parties in writing. The notice shall be deemed to have been given if sent by telecopy, twenty four (24) hours after transmission; if sent by registered or certified mail, five (5) days after deposit into the mail system; or if delivered in person or by messenger, on the same day.

16.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

17.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

18.	Counterparts. This Agreement may be executed in any number of facsimile counterparts, each of whom shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has signed this Share Purchase Agreement, which shall go into effect as of the date first written above.

Ability Security Systems Ltd.

By:	/s/ Eyal Tzur
Name: Eyal Tzur
Title: Sole Shareholder

/s/ Eyal Tzur
Eyal Tzur

Ability Computers and Software Industries Ltd.

By	/s/ Anatoly Hurgin
Name: Anatoly Hurgin
Title: Chief Executive Officer

Cambridge Capital Acquisition Corporation

By	/s/ Benjamin Gordon
Name: Benjamin Gordon
Title: Chief Executive Officer

Cambridge Holdco Corp.

By	/s/ Benjamin Gordon
Name: Benjamin Gordon
Title: Chief Executive Officer

/s/ Anatoly Hurgin
Anatoly Hurgin, individually

/s/ Alexander Aurovsky
Alexander Aurovsky, individually

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